Exhibit 10.17

August 19, 2021

Willard Dere

Re:	Independent Manager Offer Letter

Dear Willard,

Metagenomi Technologies, LLC, a Delaware Limited Liability Company (the “Company” or “we” or “our”), is pleased to offer you a position as a member of its Board of Managers (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept this position as a member of the Board, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. The terms of our offer are as follows:

1.	Term. This Agreement is effective as of August 19, 2021. Your term as independent manager shall continue for a period of three (3) years subject to the provisions in Paragraph 9 below.

2.

Services. You shall render services (a) as a member of the Board; and (b) a member of the committees of the Board to which you are elected (hereinafter, your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the Committee of which you may become a member as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3.

Services for others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.	Compensation.

a.

As compensation for your services to the Company, you will receive upon execution of this Agreement cash compensation of $30,000 for each calendar year of service under this Agreement on a pro-rated basis.

b.

We will also recommend to the Board that you be granted 94,856 Common Units of the Company (the “Equity Grant”) in the form of profits interests pursuant to the terms of the Company’s 2019 Equity Incentive Plan (the “Plan”). The Equity Grant will vest over a period of three years in 36 equal monthly installments so long as you continue to provide services to the Company or its affiliates. The grant of such Equity Grant by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and your Equity Grant will be provided upon approval of such grant by the Board.

c.	You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

5.	D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy.

6.	No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7.

Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company and in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.

Definition. Confidential Information as used in this Agreement shall mean any and all information of the Company, whether in writing or not, including but not limited to, all data, compilations, summaries, programs, devices, strategies, or methods concerning or related to: (a) the Company’s finances, financial condition, results of operations, employee relations, and any other data or information relating to internal affairs and policies of the Company; (b) the Company’s marketing and business plans, future plans, concepts, competitive strategies, pricing, margins, designs, models, apparatus; (c) customer and suppliers lists and the identities and business preferences of the Company’s actual and prospective customers and suppliers; (d) the terms and conditions of purchases, sales and offers regarding potential or actual projects contemplated or evaluated hereunder; (e) the terms, conditions, and current status of the Company’s agreements and relationships with any customer, supplier, or business associate, affiliate or partner whether or not in writing; (f) the Company’s trade secrets as defined by state and federal law, and/or as defined by the jurisdictions, whether foreign or domestic, in which the Company operates; (g) the Company’s pricing structure, including its costs, margins and mark-ups; (h) any other information and knowledge with respect to all projects or plans of the Company in any stage of development or evaluation by the Company; (i) any communication between the Company and its officers, directors, employees, consultants and attorneys; and (j) any other matter or thing, whether or not recorded on any medium by Company, from which Company may derive actual or potential economic value by virtue of it not being generally known to other persons or entities who might obtain any value from its disclosure or use or that gives Company an opportunity to obtain an advantage over its competitors who do not know of or use the same.

b.

Exclusions. Confidential Information does not include information that: (1) is or becomes part of the public domain other than as a result of disclosure by you; (2) becomes available to you on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Company or otherwise prohibited from transmitting that information by a contractual, legal or other obligation; (3) is compelled to be disclosed by a public authority; or (4) can be proven by you to have been in your possession prior to disclosure of the same by the Company. You shall have the burden of proving the applicability of any of the above exceptions.

c.

Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulae, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of the same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Paragraph 9 herein).

d.

Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e.

Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8.	Non-Solicitation. During the term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9.

Termination and Resignation. Your membership on the Board may be terminated for any or no reason by a vote of the members holding a majority of the Company’s preferred units. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10.

Governing Law. This Agreement and all matters relating to the meaning, validity or enforceability thereof and the performance of services hereunder shall be governed by the laws of the State of California.

11.

Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12.

Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your negligence or misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13.	Not an employment agreement. This Agreement is not an employment agreement and shall not be construed or interpreted to create any right for you to continue employment with the Company.

14.

Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Managers of the Company of any questions arising under this Agreement.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Brian C. Thomas
Brian C. Thomas
Metagenomi Technologies, LLC

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my offer except as specifically set forth herein.

/s/ Willard Dere	8/20/2021
Willard Dere	Date signed: